EXHIBIT 10-21

RETIREMENT AND RELEASE AGREEMENT

This Retirement and Release Agreement ("Agreement") is executed this 8th day of January, 2015 (the “Execution Date”) but effective as of the 15th day of February, 2015 (the “Effective Date”) by and between Bruce H. Vincent (the “Officer”) and Swift Energy Company (together with its subsidiaries, the “Company”) (the Officer and the Company will be referred to collectively in this Agreement as the "Parties").

WHEREAS, Officer has been employed as President of the Company since November 2004, and since May 2005 has served as a member of the board of directors of the Company; and

WHEREAS, effective November 4, 2008 the Company and Officer entered into a Second Amended and Restated Executive Employment Agreement, which is incorporated herein by reference (the “Employment Agreement”); and

WHEREAS, the Parties hereby acknowledge that they respectively waive all written notice requirements contained in the Employment Agreement; and

WHEREAS, the Parties have reached certain agreements as to the terms and conditions of Officer’s retirement as a director, officer and employee of the Company as of the Effective Date; and
WHEREAS, Officer has been in a position of special responsibility and trust with the Company during his employment, with access to highly sensitive, valuable, confidential and proprietary information regarding, among other things, the Company’s methods of operations, current and future business plans and strategies, personnel and finances, and other confidential and/or non-public information of the Company; and
WHEREAS, in consideration of the services rendered by Officer and the additional undertakings provided for herein, the Company has agreed to compensate Officer in connection with his retirement and in consideration of his valuable service to the Company by providing the compensation described in this Agreement, including that portion to which he is not otherwise entitled; and

WHEREAS, the Parties agree and acknowledge that they are each receiving from the other adequate and sufficient consideration for the warranties, promises, releases and undertakings contained herein in favor of, or for the benefit of, each party to this Agreement; and

WHEREAS, both Parties have read and understand the terms and provisions of this Agreement, and desire and intend to be bound by the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements herein contained, and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
    Retirement as Officer, Termination of Employment and Resignation as Director. The Parties agree that effective as of the Effective Date, Officer shall resign as (a) President of the Company, (b) a director of the Company, and (c) as a director, officer and/or manager of Company subsidiaries (as applicable), thus terminating his employment by the Company. In accordance with the terms of the Company’s Bylaws, Officer agrees to provide a letter of resignation to the Company’s Secretary, to take effect on the Effective Date (which shall be the date Officer receives his last regular paycheck as an employee), further evidencing his resignation as an officer and director of the Company and as a director, officer or manager of Company subsidiaries (as applicable) as provided in this Section 1.

2.    Severance Benefits. In consideration of Officer’s promises and covenants contained in this Agreement, and subject to Officer’s performance of his covenants and agreements contained in Sections 5 and 7 hereof, and provided Officer does not revoke this Agreement under the provisions of Section 6(c)

EXHIBIT 10-21

hereof, the Company covenants and agrees to pay Officer the amounts, and provide Officer the benefits, all as specified in this Section 2:

a.
Cash Payments. The Company agrees to make cash payments to Officer equal to: $3,363,969.64 (which is being paid in satisfaction of amounts to be paid to Officer under the Employment Agreement upon termination of his employment), less applicable federal, state or other withholding tax, to be paid at the times and in amounts set out below:

(1)
a gross amount equal to $622,717.31 payable August 31, 2015, which includes $1,676.81 of interest; (i.e., which payment date is a date at least six months after the date of the Officer’s “separation from service” as defined in Treasury Regulations Section 1.409A-1(h)(1)); plus

(2)
a gross amount equal to $2,742,929.14 payable in fifty-three (53) equal semi-monthly installments of $51,753.38 each, with the first payment to be made on September 1, 2015, the second payment to be made on September 30, 2015, and with subsequent payments to be made on the 15th day of each month thereafter (commencing October 15, 2015) and on the last day of each month thereafter until the final payment to be paid on November 15, 2017.

b.
Employment Agreement Section 6(c). The Parties hereby agree that the provisions of Section 6(c) of the Employment Agreement (that under certain circumstances could terminate Officer’s covenant not to compete and non-solicitation covenant if certain payments by the Company are not then currently being made to him) shall not be triggered by the absence of cash payments to Officer between the Effective Date of this Agreement and August 31, 2015 due to any delay required for payment provided under Section 2 in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

c.
Stock Options. Pursuant to the Employment Agreement, effective immediately prior to the Effective Date the terms of all outstanding vested but unexercised options to purchase shares of common stock of the Company (covering a total of 246,300 shares of common stock on the Effective Date) and the terms of all outstanding unvested options to purchase shares of common stock of the Company (covering a total of 21,000 shares of common stock on the Effective Date), as granted to Officer under the Company’s compensation plans (the “Plans”) as evidenced by the Incentive Stock Option Agreements and Non-Qualified Stock Option Agreements, a schedule of which is attached hereto as Schedule A (collectively, the “Stock Option Agreements”), shall be modified so that all such unvested options shall vest or be deemed to have vested immediately prior to the Effective Date, and Officer shall retain such options with no change in the number of shares covered by each such option, their respective expiration dates (it being agreed that Officer’s termination of employment will not cause any of these options to expire or be forfeited), the date each such option first becomes exercisable, the period over which each such option is exercisable, or their respective exercise prices, provided however, that none of such options shall be exercisable for a period longer than 10 years after their respective dates of grant. In accordance with applicable regulations, any incentive stock options not exercised within 90 days following the Effective Date of this Agreement will convert to non-qualified options.

d.
Restricted Stock. As previously approved by the Board of Directors of the Company, if the Officer executes and delivers this Agreement without revocation under the provisions of Section 6(c) hereof, then effective immediately prior to the Effective Date the restricted stock awards previously granted to Officer that remain unvested, covering an aggregate of 77,000 shares of common stock, a schedule of which is attached hereto as Schedule B, shall become 100% vested effective immediately prior to the Effective Date or be deemed to have vested at that time with all transfer restrictions removed, and otherwise Officer shall retain such

EXHIBIT 10-21

restricted stock with no forfeiture thereof or transfer restrictions thereon. Officer acknowledges that:

(1)
Officer will owe ordinary income tax based on the value of the shares of previously unvested restricted stock listed on Schedule B at the time of deemed vesting. For purposes of the Company’s Plans, the stock price for determining such taxes will be the closing price on the last trading day immediately prior to the Effective Date; and

(2)
The Company is responsible for effecting the required income tax withholding related to the accelerated vesting of the restricted shares listed on Schedule B. Officer agrees that the Company is allowed to, and authorizes Company to, withhold shares of common stock through Officer’s Schwab brokerage account to cover such tax withholding.

e.    Restricted Stock Units.

As previously determined by the Compensation Committee of the Board of Directors of the Company, if the Officer executes and delivers this Agreement without revocation under the provisions of Section 6(c) hereof, then effective immediately prior to the Effective Date the provisions of Section 5(c) of the 2013 and 2014 Restricted Stock Unit Awards (“RSUs”) previously granted to Officer, as listed on Schedule C attached hereto, shall apply with the result that the continued employment requirement of Section 6(a) of the RSUs shall be of no further force and effect and shall be waived, and Officer shall retain such RSUs, which may become payable in Earned Shares (as defined) in accordance with the terms set out in the RSUs, with any issuance of shares to occur no later than March 15 immediately following the end of each respective Performance Period set out therein. Officer acknowledges that:

(i)
The Company is responsible for effecting the required income tax withholding related to the accelerated vesting of the restricted stock units listed on Schedule C. Officer agrees that the Company is allowed to, and authorizes Company to, withhold shares of common stock upon payment through Officer’s Schwab brokerage account to cover such tax withholding.

f.
Health Insurance. The Company shall provide at its expense for the period ending April 30, 2018, such medical, dental and prescription drug coverage as provided by the Company for then current officers of the Company. On May 1, 2018, Officer and his qualified beneficiaries shall be entitled to continue health insurance benefits, under and through the terms of the applicable COBRA law and regulations at Officer’s own expense until the expiration of COBRA coverage.

g.
Paid Time Off. Pursuant to the terms of the Employment Agreement, Officer is entitled to receive all accrued and unused paid time off, which will be included in Officer’s final regular paycheck for the period ending February 15, 2015.

h.
Computer Equipment. The Parties agree that the laptop computer, iPad and cellular telephone currently owned by the Company and being utilized by and in possession of Officer, shall become the property of Officer on the Effective Date, with the Company having no further ownership rights of such equipment, and the Company will cooperate with Officer in the transfer of his current cellular telephone number to his personal cellular telephone account. Prior to the Effective Date, Officer agrees to tender such equipment to the IT department of the Company for removal of confidential or proprietary information of the Company, and Officer agrees that such information will be deleted without his retaining any electronic or hard copy documents thereof.

EXHIBIT 10-21

i.
Life Insurance. With respect to Pacific Life Insurance Policy No. VP61215670, covering Officer’s life, the Company will pay premiums on such policy through April 30, 2017, and thereafter all premium payment obligations on such policy shall be the responsibility of Officer, provided that notwithstanding the foregoing, Officer shall be obligated to pay all premiums on such policy that become due between the Effective Date and August 31, 2015, and the Company shall reimburse the Officer on September 1, 2015 in full for all such premiums paid by Officer during the period between the Effective Date and August 31, 2015.

j.
401(k). The Parties agree that Officer shall be entitled to all roll-over and distribution rights in his 401(k) account as provided for in the applicable plan documents and nothing in this Agreement shall be construed as amending or waiving such rights. The Company and Officer agree that after the Effective Date, no further contributions will be made by Officer to the Company’s 401(k) Plan, nor shall any additional Company contributions accrue.

k.
Reimbursement of Estate Planning Fees. Officer agrees that effective as of the Effective Date, the Reimbursement Policy for Estate Planning for Certain Senior Executive Officers of the Company as adopted by the Compensation Committee of the Company’s Board of Directors shall cease to apply to him, and the Company shall separately pay Officer $37,500 prior to the Effective Date thereunder.

l.
Taxes and Securities Laws. The Company’s payment of compensation under this Section 2 of this Agreement is subject to applicable federal, state, and local taxes and withholding. Officer acknowledges that it is his sole responsibility to comply with all federal or state income tax filing obligations with respect to this Agreement and that he will be solely responsible for any and all federal, state or local income taxes due. Officer agrees to comply with all applicable federal or state securities laws in connection with his ownership and disposition of the Company’s securities, including but not limited to the laws, rules and regulations regarding trading while aware of, or in possession of, material non-public information and the reporting provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

m.	Interest. No interest shall accrue on any payments made to Officer under Section 2.a.(2) hereof, and interest is included in the payment to be made under Section 2.a.(1) hereof.

n.
No Further Amounts Due. Officer agrees and acknowledges that no further amounts are due to him for cash compensation of any nature whatsoever, including salary, severance pay or bonuses, or for equity awards, employee benefits, deferred compensation, commissions, vacation pay, pension, profit sharing benefits, health or welfare benefits, expense reimbursement, consulting, outplacement services, attorneys’ fees, pay in lieu of notice, or for any other amount under the Employment Agreement or otherwise, as they have been or will be satisfied by payment of the compensation referenced in Section 2 of this Agreement.

o.
Suspension or Termination of Payments. Violation by Officer of his agreements contained in Sections 5 and 7 of this Agreement will entitle the Company to suspend, or terminate its obligations to make, those cash payments required to be made to Officer under the provisions of Section 2(a) hereof, in addition to any other legal or equitable remedies to which the Company may be entitled.

p.
Matters Related to Officer’s Death or Total/Permanent Disability or Change of Control. The Parties agree that during the period commencing on the Effective Date and ending on the date the last payment owed under Section 2 of the Agreement is paid, the provisions of Sections 11 and 12(c)(i) of the Employment Agreement will continue in full force and effect and survive Officer’s termination of employment but only to the extent that any additional benefits or amounts would be owed or provided to Officer on account thereof and in no event

EXHIBIT 10-21

shall the application of such provisions be construed so as to reduce any amount otherwise owed to Officer pursuant to Section 2.a. of this Agreement.

Pursuant to Section 12(c)(ii) of the Employment Agreement, if Officer’s death or Officer’s total and/or permanent disability (as defined in Section 22(e)(3) of the Code, herein “Disability”) occurs prior to Officer’s estate or Officer’s receipt of all cash payments to be made to Officer’s estate or Officer under Section 2.a. of this Agreement, then in lieu of payment of the remaining amounts to be paid under Section 2 hereof, Officer’s estate or Officer (as applicable) shall be paid, as soon as administratively possible (but in no event more than 90 days following Officer’s death or Disability), any remaining amounts to be paid under Section 2 hereof plus $362,273.57.

Pursuant to Section 10(e)(iv) of the Employment Agreement, if a “Change of Control,” as defined in Treasury Regulations Section 1.409A-3(i)(5), occurs after the Effective Date but prior to Officer’s receipt of all cash payments to be made to Officer under Section 2 of this Agreement, then any remaining amounts payable under Section 2 hereof will instead be paid to Officer as soon as administratively possible, but in no event more than 90 days following such “Change of Control.”

3.    Release and Waiver by Officer. For and in consideration of the payments referenced above in Section 2, as well as the covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, by Officer, on behalf of himself and his family, assigns, representatives, agents, and/or heirs, if any, hereby covenants not to sue and fully, finally, and forever releases, acquits and discharges the Company, along with its former and present parents, subsidiaries, and/or affiliates, along with its predecessors, successors and/or assigns, if any, as well as their respective former and present officers, directors, managers, agents, attorneys and employees, jointly and severally (collectively, the “Released Parties”), from any and all claims, demands, actions, or liabilities of whatever kind or character, whether known or unknown, which Officer or anyone on his behalf has or might claim to have against the Released Parties for any and all injuries, damages (actual and punitive), losses, or attorneys’ fees, if any, incurred by Officer arising out of or in connection with any occurrence which transpired prior to the Execution Date, including, without limitation:

a.
All claims and causes of action arising under contract, tort, statute or other common law, including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation, refusal to perform an illegal act and invasion of privacy.

b.
All claims and causes of action arising under any federal, state, or local law, regulation, or ordinance, including without limitation, claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights act of 1991, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, as amended (except for vested benefits to which he is entitled), the Texas Commission on Human Rights Act, the Texas Labor Code Section 21.001, et seq. and Section 451.001, et seq., the Texas Pay Day Law, the Texas Government Code, as well as any claims for compensation of any nature whatsoever, including wages, employee benefits, vacation pay, expense reimbursement, consulting, equity awards, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, or employment benefits or compensation; provided, however, that nothing contained herein shall preclude Officer from exercising his rights under this Agreement or shall release any claims occurring after the date this Agreement becomes effective.

EXHIBIT 10-21

c.
All claims and causes of action for past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, injunctive relief, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever.

d.
All claims and causes of action arising out of or in any way connected with, directly or indirectly, Officer’s employment with the Company, or any incident thereof, including, without limitation, his treatment by the Company; the terms and conditions of his employment; the manner or amounts in which Officer was paid or compensated by the Company; and the separation of Officer’s employment.

e.
All claims and causes of action of any kind or character which could have been alleged in any lawsuit or administrative charge, claim or proceeding that could have been filed against the Released Parties by Officer on his own behalf or in behalf of any other person.

Nothing in this agreement will prevent the Officer from filing a charge or complaint with the Equal Employment Opportunity Commission or any other federal or state administrative agency, or participating in any investigation conducted by any federal or other state administrative agency; provided, however, that the Officer agrees that any right to personal legal or equitable relief he may have in connection with such charge, complain or investigation are hereby barred.

Notwithstanding the release provided by Officer in this Section 3, Officer shall continue to be indemnified to the extent indemnification is provided for former officers and directors of the Company under the Company’s liability insurance policies and under provisions of the Company’s articles of incorporation and bylaws.

4.    Release and Waiver by The Company. For and in consideration of the Officer’s acceptance of the provisions of this agreement as well as the covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Company hereby covenants not to sue and fully, finally, and forever releases, acquits and discharges the Officer, on behalf of himself and his family, assigns, representatives, agents, and/or heirs, if any, from any and all claims, demands, actions, or liabilities of whatever kind or character, whether known or unknown, which the Company has or might claim to have against the Officer for any and all injuries, damages (actual and punitive), losses, attorneys’ fees, if any, incurred by the Company arising out of or in connection with any occurrence which transpired prior to the execution of this Agreement

The Officer acknowledges and agrees that the compensation referenced above in Section 2 includes monies to which he otherwise would not be entitled as a result of his prior or current employment with the Company, and that these monies constitute fair and adequate compensation for the promises and covenants of the Officer set forth in this Agreement.
5.    Non-Compete and Non-Solicitation. In exchange for the compensation, covenants, and other good and valuable consideration provided by the Company herein, the Parties agree that:

a.
For the twenty-six and a half (26½) month period commencing on the Effective Date, without the express prior written consent (which shall not be unreasonably withheld) of the Chief Executive Officer of the Company, the covenant not to compete contained in Sections 6(a) and (c) of the Employment Agreement will continue in full force and effect and survive the termination of Officer’s employment by the Company under the Employment Agreement; and

b.	For the twenty-six and a half (26½) month period commencing on the Effective Date, without the express prior written consent (which shall not be unreasonably withheld) of the Chief

EXHIBIT 10-21

Executive Officer of the Company, the provisions of Section 6(b) of the Employment Agreement regarding non-solicitation or hiring of Company employees, officers, directors or individuals serving the Company as consultants will continue in full force and effect and survive the termination of Officer’s employment by the Company under the Employment Agreement; and

c.
Subject to Section 2.b. of this Agreement, if the Company, in violation of the Employment Agreement, refuses or fails, within 60 days after written demand from Officer (unless an arbitral or court proceeding is being pursued in good faith), to pay Officer amounts to be paid by the Company hereunder, or if there has been a “Change in Control,” as defined in the Company’s Change of Control Severance Plan dated November 4, 2008, then the covenants of Officer contained in Sections 6(a) and (b) of the Employment Agreement shall have no further force and effect after such failure to pay or Change of Control, respectively.

d.
For the twenty-six and a half (26 ½) month period commencing on the Effective Date, the Company will not solicit, recruit or hire, or assist any person or entity in the solicitation, recruitment or hiring of, any person who is an officer, manager or employee of any business or entity for which Mr. Vincent serves as an officer, manager or employee, and which business or entity is of approximately the same size as the Company (or smaller than the Company), as measured by gross revenues or total assets.

6.    Consultation with Attorney and Review Period.

a.
Officer is advised, and acknowledges that he has been advised, to consult with an attorney prior to executing this Agreement concerning the meaning, import, and legal significance of this Agreement. Officer acknowledges that he has consulted with an attorney prior to executing this Agreement, and the Company agrees to pay directly up to $25,000 of fees owed by Officer for such attorney’s consultation, which payment is to take place prior to the Effective Date. Officer acknowledges that he has read this Agreement, as signified by his signature hereto, and is voluntarily executing the same for the purposes and consideration herein expressed.

b.
Officer affirms that he has read and understands the foregoing terms of this Agreement; that he is over the age of eighteen (18) years and is otherwise competent to execute this Agreement; that he was originally given this Agreement on December 22, 2014, and has been given the opportunity to consider and accept this Agreement until the close of business on February 5, 2015, by signing it and returning it to Mr. Terry E. Swift, Chief Executive Officer of Swift Energy Company at the address provided in Section 12 below, after which time it shall expire and be void if not received; that changes to this document from the one that was initially presented, do not extend the period of time in which he has to sign the Agreement, which date is more than 45 days from the date it was first presented to him; that he is entering into this Agreement knowingly and voluntarily and without any undue influence or pressures; and that it is a full and final resolution of any and all claims, if any, which he may have against the Company as defined above.

c.
The Officer acknowledges that he shall be entitled to revoke this Agreement at any time prior to 5:00 p.m. Central Time on the seventh (7th) day following the date he signs this Agreement, by providing written notice of such revocation to Mr. Terry E. Swift, Chief Executive Officer of Swift Energy Company at the address provided in Section 12 below.

7.     Confidential Information and Non-Disparagement.

a.	Officer agrees that he has returned, or within seven (7) days of the Effective Date will return, to the Company any and all originals and/or copies of Confidential Information of the Company

EXHIBIT 10-21

as that term is defined in Section 5(a) of the Employment Agreement, and any trade secrets or confidential, technical or proprietary business information as covered by the Agreement Relating to Inventions, Copyrights and Confidentiality of Company or Customer Information executed January 15, 1990, together with any proprietary, confidential or non-public information about the Company, its business, projections or business plans (together “Confidential or Proprietary Information”). This Section does not apply to, and Officer may retain a copy of, personnel, benefit, or payroll documents concerning only himself. The Parties agree that, as provided therein, the Employee Confidentiality Agreement executed by the Officer dated May 14, 2007 shall continue in full force and effect, survive the termination of Officer’s employment by the Company, and continue to bind Officer’s treatment of Confidential Information (as defined therein) for a period of five years following the Effective Date. Officer also agrees that he will not disclose to anyone any Confidential or Proprietary Information. Officer further agrees that he will not in any manner make use of any Confidential or Proprietary Information of the Company for his own use or that of another business.

b.
The Parties agree that they will refrain from engaging in any conduct, verbal or otherwise, that would disparage or harm the reputation of the other or, insofar as this Agreement pertains to the Company, its former and present subsidiaries, along with its predecessors, successors and/or assigns, if any, as well as their respective former and present officers, directors, managers or employees, if any, jointly and severally (collectively, the “Released Parties”), and Officer further agrees that he will not say anything of a disparaging nature about the operations, management, or performance of the Released Parties. However, Officer’s obligations under this Section shall not extend to Confidential or Proprietary Information which is or becomes part of the public domain or is available to the public by publication or otherwise without disclosure by Officer. Such conduct shall include, but not be limited to, any negative statements made orally or in writing by either of the parties about the other or any of the Released Parties.

c.
Notwithstanding anything in this Agreement or any other agreement between Officer and the Company, Officer shall be permitted to make truthful statements that are required by law or valid legal process. In the event it appears that Officer will be compelled by law or judicial process to make a statement or disclose information that would otherwise violate Officer’s obligations to the Company or its directors, officers or employees, the Officer agrees to provide advance notice to the Company to the extent possible and permissible. In addition, Officer permissibly may disclose the terms of this Agreement with his immediate family, attorneys, and tax and financial advisors, provided such persons have agreed to keep the terms of this Agreement confidential.

8.    Section 409A. It is the Parties’ intention that the benefits and rights to which the Officer is entitled in connection with his termination of employment covered under this Agreement comply with and thereby not be subject to any tax imposed by Section 409A of the Code, and to the best of the Company’s knowledge, no compensation or benefit to be provided to Officer under this Agreement in accordance with the terms hereof would subject Officer to the taxes imposed by Section 409A of the Code. If the Officer or the Company believes, at any time, that any of such benefits or rights do not so comply, he or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies with Section 409A and interpretations thereof (with the most limited possible economic effect on the Parties as possible).

9.    Transitional Matters. The parties agree that between the Execution Date and the Effective Date, the Company will:

a.
Provide Officer with continued use of his current office, along with the opportunity for him to choose for his personal use after the Effective Date those pieces of office furniture and equipment in his current office which he selects and has moved from the Company’s offices;

EXHIBIT 10-21

b.
In accord with the request of Officer to continue to receive certain administrative support through the Effective Date, continue to employ Kathy Orrell at her current rate of pay and benefits through the Effective Date, and permit her to continue to provide administrative support to Officer in the manner previously provided. In the event that Ms. Orrell elects to take advantage of the Company’s current elective separation offer, the Company will modify her elective separation agreement to reflect such continued employment so that such elective separation offer will still be available to her on the same financial terms;

c.	Within a reasonable time after the Effective Date, reimburse Officer for normal and customary business expenses incurred through the Effective Date;

d.
Subject to the ability of the Company’s IT personnel to both provide for email forwarding while creating an automatic email reply regarding Officer’s retirement, provide for the automatic forwarding (until August 31, 2015) to Officer (at an email address he designates) of emails addressed to the Officer at his current Company email address, and during that period Officer agrees to forward to the Company’s CEO, and maintain the confidentiality of, any emails that he receives regarding Company business matters. The Company will use its best efforts immediately after the Effective Date to have Officer deleted from internal Company distribution lists;

e.
Subject to the Company’s IT personnel ability to accomplish same, provide for the forwarding (until August 31, 2015) to Officer of all voicemails left on Officer’s current Company telephone number; and

f.	Provide assistance by Company personnel as needed to assist Officer in moving his personal effects out of the Company’s offices.

10.    Choice of Law and Venue. The Parties agree that the Agreement shall be performed in Harris County, Texas and that the laws of the State of Texas shall govern the enforceability, interpretation and legal effect of this Agreement. The Parties also agree that venue of any action to enforce the provisions of this Agreement, or any document executed in connection herewith, shall be in Harris County, Texas.

11.    Entire Agreement. Except as specifically stated herein, this Agreement constitutes the entire understanding and agreement of the Parties, and supersedes prior understandings and agreements between the Parties with respect to the subject matter hereof (except those provisions of the Employment Agreement modified by, or which survive under, this Agreement), and there are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter hereof between the Parties which are not fully expressed or incorporated by reference herein, other than those provisions of the Employment Agreement modified hereby, or which survive Officer’s retirement and termination of employment hereunder. Moreover, the Company and Officer agree that the confidentiality, non-solicitation and non-competition provisions in Sections 5 and 6 of the Employment Agreement (other than Section 6(c)) of the Employment Agreement (as amended hereby), together with the dispute resolution provisions of Section 21 of the Employment Agreement, are enforceable and it is their specific intent that all provisions of such sections shall survive the execution of this Agreement and shall remain fully binding and enforceable on the Company and Officer. This Agreement may not be changed by oral representations, and may only be amended by written instrument executed by a duly authorized representative of each of the Parties, or their respective successors or assigns.

12.    Notices.    Any and all notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been delivered to and received by the Party to whom the notice is addressed (whether or not actually received or accepted) when sent by certified or registered mail, or by recognized overnight courier, to a Party at the address specified below:

EXHIBIT 10-21

If being sent to the Company, to:

Swift Energy Company
16825 Northchase Drive, Suite 400
Houston, Texas 77060
Attention: Terry E. Swift

If being sent to the Officer, to:

Bruce H. Vincent
306 Terrace Drive
Houston, Texas 77007

Either of the Parties hereto may amend the address to which notices to that Party are to be sent by written notice given as specified above.

13.    Amendments. Any modification of this Agreement or additional obligation assumed by any Party in connection with this Agreement shall be binding only if evidenced in writing signed by each Party or an authorized representative of each Party. Additionally, this Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by all Parties.

14.    Severability. The Parties acknowledge and understand that, if any term of this Agreement is determined by a court to be illegal, invalid, unconscionable or unenforceable, the remaining provisions will remain effective and legally binding, and the illegal, invalid, unconscionable or unenforceable term shall be deemed not to be a part of this Agreement.

15.    Binding Effect. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof shall be binding upon, and shall inure to the benefit of, the Parties and their respective heirs, family, executors, assigns, representatives, agents, officers, directors, predecessors, successors, former and present parents, and subsidiaries, officers, directors, managers and employees, if any. Each of the Parties represents and warrants that he or it has the authority to act on his or its behalf and to bind his heirs or assigns and its successors or assigns to this Agreement.

16.    Disputes Relating to Agreement. The Company and Officer agree that the provisions of Section 21 of the Employment Agreement (including Exhibit A thereto) regarding any disputes arising concerning payments or related issues under the provisions of the Employment Agreement, shall survive in full force and effect. In the event of conflict between this Agreement the Employment Agreement, this Agreement shall govern. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the party prevailing in any such litigation shall recover from the adverse party its actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred in connection with such dispute and litigation. Each of the Parties hereby waives any right to trial by jury in any suit or proceeding arising out of or related to this Agreement. In the event of the violation or threatened violation of any of the covenants and/or promises in this Agreement, the non-breaching party shall be entitled to injunctive relief, both preliminary and final, enjoining and restraining such violation or threatened violation, which injunctive relief shall be in addition to all other remedies available to the non-breaching party, at law or in equity. In the event a court determines that any provision contained herein is too restrictive upon Officer, the court is authorized to reform this Agreement and to enforce it as reformed as to that restrictive provision of the Agreement.

17.    Facsimile Signatures. The parties to this Agreement agree to accept receipt of facsimile signature copy of this Agreement and any addenda hereto as legal and binding.

18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

EXHIBIT 10-21

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date set forth in this Agreement.

SWIFT ENERGY COMPANY,
a Texas corporation

January 8, 2015     By:    /s/ Terry E. Swift_______________________
Date of execution and delivery         Terry E. Swift, Chief Executive Officer

OFFICER

January 8, 2015          /s/ Bruce H. Vincent____________________
Date of execution and delivery     Bruce H. Vincent